Exhibit 1

Joint Filing Agreement

This will confirm the agreement by and among all the undersigned that the Statement on Schedule 13G filed on or about this date and any amendments thereto with respect to beneficial ownership by the undersigned of the Common Stock, par value $0.01 per share, of Digital Realty Trust, Inc. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

The undersigned further agree that each party hereto is responsible for timely filing of such Statement on Schedule 13G or Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate. The undersigned further agree that this agreement shall be included as an Exhibit to such joint filing.

This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of February 11, 2005.

GLOBAL INNOVATION PARTNERS, LLC

By:	/s/ Richard A. Magnuson
Name:	Richard A. Magnuson
Title:	Executive Managing Director
GLOBAL INNOVATION MANAGER, LLC
By:	/s/ Richard A. Magnuson
Name:	Richard A. Magnuson
Title:	Executive Managing Director
/s/ Richard A. Magnuson
Richard A. Magnuson